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                                          Exhibit 11


                               USCS INTERNATIONAL, INC.
                          COMPUTATION OF PER SHARE EARNINGS
                         (In thousands except per share data)

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

                                      Three months ended       Six months ended
                                           June 30,                 June 30,
                                     --------------------     ------------------
                                       1998        1997          1998      1997
                                     --------     -------     --------   -------
Weighted average number of
common shares outstanding
during the period                      23,356      23,152       23,195    23,124

Common stock equivalents
considered to be outstanding
for the periods presented                 743       1,133          735     1,085
                                     --------     -------     --------   -------
                                       24,099      24,285       23,930    24,209

Net income                           $  6,791    $  5,602     $ 13,060  $ 10,655

Earnings per share
  Basic                                 $0.29       $0.24        $0.56     $0.46
  Diluted                               $0.28       $0.23        $0.55     $0.44


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